Exhibit 99.1

May 23, 2007

Dear Member:

The Federal Home Loan Bank of Atlanta (Bank) recently discovered that it had inadvertently miscalculated the number of shares that members were eligible to vote in the director elections held in 2005 and 2006. The miscalculation was isolated to a single report that the Bank produces every year, and steps have been taken to assure that it does not recur, including correcting relevant procedures and instituting additional management oversight in the preparation of the report. All other reports regarding the Bank’s capital stock position and member share holdings produced by the Bank during this period were accurate.

The Bank has calculated the correct number of voting shares that each member voting in those elections should have had and recomputed the number of votes that each director nominee would have received. Based on this recalculation, the results of the 2006 elections for the Alabama and Washington, D. C. directorships and the 2005 election for the Virginia directorship would not have changed. However, had the correct number of voting shares for the 2005 election of directors in North Carolina been used to calculate the results of that election, Donna Goodrich, Senior Executive Vice President, BB&T, Winston-Salem, NC, would have received more votes than K. Reid Pollard, President and Chief Executive Officer, Randolph Bank & Trust, Asheboro, NC, who was declared elected and seated as a director.

The Bank has fully disclosed and discussed these facts with Ms. Goodrich and Mr. Pollard, and with its regulator, the Federal Housing Finance Board. In an attempt to effectuate the preferences of the members who participated in the 2005 North Carolina election, the Bank offered Ms. Goodrich the opportunity to fill this directorship. Ms. Goodrich informed the Bank, however, that she would not be able to accept the opportunity to be seated as a director at this time.

After careful consideration, the board determined that it is in the best interest of the Bank and its members for Mr. Pollard, who received the next highest number of votes in the 2005 election after Ms. Goodrich, to continue to fill this North Carolina directorship, the term of which expires on December 31, 2008.

Very truly yours,

/s/ Scott C. Harvard
Scott C. Harvard
Chairman of the Board of Directors